EXHIBIT 3.22
AMENDED & RESTATED OPERATING AGREEMENT
of
CENTROPLEX CENTRE CONVENTION HOTEL, L.L.C.
(a Louisiana Limited Liability Company)
     This Operating Agreement (this “Agreement”), dated as of October___, 2005, is by and between Centroplex Centre Convention Hotel, L.L.C., a Louisiana limited liability company (the “Company”), and CP Baton Rouge Casino, L.L.C., a Louisiana limited liability company and sole member of the Company (the “Member”).
W I T N E S S E T H:
     WHEREAS, the Company was created by those certain Articles of Organization executed and acknowledged on July 22, 1999 and filed with the Secretary of State of Louisiana on July 22, 1999;
     WHEREAS, on the date hereof, the Member of the Company, acting by written consent, authorized the Operating Agreement of the Company, as heretofore amended (as amended, the “Agreement”), to be amended and restated in its entirety.
     NOW, THEREFORE, the Agreement is hereby amended and restated in its entirety to read as follows:
ARTICLE I
Definitions
     As used herein the following terms have the following meanings:
     “Act” means the Louisiana Limited Liability Company Law as codified in Chapter 22 of Title 12 of the Louisiana Revised Statutes, as amended from time to time.
     “Articles” means the articles of organization of the Company filed with the Louisiana Secretary of State pursuant to Section 1304 of the Act and any Articles of Amendment thereto.
ARTICLE II
Organization
     2.1 Application of Act and Articles. Except as stated in this Agreement, the Act and the Articles shall govern the rights and liabilities of the Member with respect to the Company.
     2.2 Name. The name of the Company is “Centroplex Centre Convention Hotel, L.L.C.”, and the business of the Company shall be conducted under that name or such other name or names as may be approved by the Member from time to time.
     2.3 Principal Office. The principal office of the Company shall be located at 207 Grandview Drive, Fort Mitchell, Kentucky 41017, or at such place or places in the United States as the Member may from time to time determine.

     2.4 Term. The existence of the Company began on the date the Articles were duly executed and subsequently filed with the Louisiana Secretary of State as provided in recitals hereof, and shall continue until it is dissolved and thereafter, to the extent provided for by applicable law, until wound up and terminated.
     2.5 Registered Agent and Office. The registered agent of the Company shall be C T Corporation System, and the registered office of the Company shall be located at 8550 United Plaza Boulevard, Baton Rouge, Louisiana 70809. The registered office or the registered agent, or both, may be changed by the Member at any time and from time to time upon filing the statement required by the Act. The Company shall maintain at its registered office such records as may be specified by Section 1319 of the Act.
     2.6 Limitation on Liability. To the fullest extent allowed by the Act, the Member shall not be liable under a judgment, decree, or order of the court, or in any other manner, for any debt, obligation or liability of the Company due solely to its status as a member of the Company. To the fullest extent allowed under La. R.S. 12:1315, the Member shall not be liable for monetary damage for breach of any duty provided for in La. R.S. 12:1314.
ARTICLE III
Purposes and Powers of the Company; Nature
of the Business of the Company
     3.1 Purposes. The general purpose of the Company is to carry on any lawful business in accordance with the Act.
     3.2 Powers. Subject to the limitations contained in the Act, the Company purposes may be accomplished by the Member taking any action permitted under this Agreement in the Member’s sole discretion.
ARTICLE IV
Management
     4.1 Managed by Member. Management of the Company shall be vested in the Member.
     4.2 Rights of the Member. In accordance with Section 1311 of the Act, the Member shall have the full and complete duty and right to manage and control, and, within its discretion, shall make all decisions and take any necessary or appropriate action in connection with the Company’s business whether or not in the ordinary course of business. Without limiting the Member’s power or authority under this Agreement or the Act, the Member may take the following actions if, as, and when it deems any such action to be necessary, appropriate or advisable, at the sole cost and expense of the Company and whether or not such actions are in the ordinary course of the Company’s business:

     (a.) Borrow any sum or sums of monies and incur obligations, whether secured or unsecured, from any bank, financial institution, corporation, person or entity, including, but not limited to, borrowings from the Member or any affiliate of the Member, and to guaranty or endorse the debts and obligations of any person or entity, all to be on such terms and conditions and in such amounts and to contain such rates of interest and repayment terms as the Member may deem necessary; from time to time make, execute and issue promissory notes and other negotiable or non-negotiable instruments, continuing guaranties or evidences of indebtedness, loan agreements and letters of credit, all to be on such terms and conditions and to contain such rates of interest and repayment terms as the Member may deem necessary; and prepay, in whole or in part, refinance, increase, modify, consolidate or extend any debt, obligation, mortgage or other security device, on such terms as the Member may deem necessary;
     (b.) Assign, pledge, mortgage or grant security interests in or otherwise encumber all or any portion of the real, personal or tangible or intangible property of the Company and execute and bind the Company (or any partnership wherein the Company is a general partner or any limited liability company wherein the Company is a manager or member) on any mortgage, assignment, security agreement, financing statement, pledges or any other document creating such encumbrances to secure the obligations of the Company (or of any partnership wherein the Company is a general partner or of any limited liability company wherein the Company is a manager or member) or any other person or entity with such documents to contain the usual and customary security clauses, including without limitation a confession of judgment, waiver of appraisal and pactum de non alienando, all upon such terms and conditions as the Member may deem proper;
     (c.) Acquire and enter into any contract of insurance which the Member deems necessary and proper for the protection of the Company, for the conservation of the Company’s assets, or for any purpose convenient or beneficial to the Company;
     (d.) Employ from time to time on behalf of the Company, individuals (including employees of the Member or any of its affiliates) on such terms, with such titles and duties, and for such compensation as the Member shall determine (but not in an amount which would be considered unreasonable based upon the scope of an individual employee’s duties and responsibilities);
     (e.) Make decisions as to accounting principles and elections, whether for book or tax purposes (and such decisions may be different for each purpose);
     (f.) Open checking and savings accounts, in banks or similar financial institutions, in the name of the Company, and deposit cash in and withdraw cash from such accounts;
     (g.) Set up or modify record keeping, billing and accounts payable accounting systems;

     (h.) Adjust, arbitrate, compromise, sue or defend, abandon, or otherwise deal with and settle any and all claims in favor of or against the Company, as the Member shall, in its sole discretion, deem proper;
     (i.) Enter into, make, perform and carry out all types of contracts, leases, and other agreements, and amend, extend, or modify any contract, lease, or agreement at any time entered into by the Company;
     (j.) Execute, on behalf of and in the name of the Company, any and all contracts, leases, agreements, instruments, notes, certificates, titles or other documents of any kind or nature as deemed necessary and desirable by the Member;
     (k.) Enter into joint ventures, partnerships or limited liability companies on behalf of the Company, cause the Company to become a shareholder in a corporation, a partner in a partnership or member or manager of a limited liability company and act on behalf of the Company as a shareholder, partner, member or manager and execute any and all acts and agreements in connection therewith, all upon such terms and conditions as the Member may deem appropriate;
     (l.) Qualify the Company to do business in any state or locality; establish a place of business and designate a registered agent in such state or locality, and execute such documents as may be necessary for such qualification; and
     (m.) Do all acts necessary or desirable to carry out the business for which the Company is formed or which may facilitate the Member’s exercise of its powers hereunder.
     4.3 Right to Rely on Member. No person or governmental body dealing with the Company shall be required to inquire into, or to obtain any other documentation as to, the authority of the Member to take any action permitted under Section 4.2. Furthermore, as provided in the Articles any person or governmental body dealing with the Company may rely upon a certificate signed by the Member as to the following:
     (a.) The persons who are authorized to execute and deliver any instrument or document on behalf of the Company; and
     (b.) The authenticity of any records of the Company.
     4.4 Indemnification of the Member. Except to the extent such indemnification may be prohibited by law, the Company, its receiver, or its trustee shall indemnify, hold harmless, and pay all judgments and claims against the Member relating to any liability or damage incurred or suffered by any person by reason of any act performed or omitted to be performed (but not constituting willful misconduct, an intentional violation of this Agreement or gross negligence) by the Member or its agents or employees in connection with the Company’s business, including reasonable attorneys’ fees incurred by the Member in connection with the defense of any claim or action based on any such act or omission. Such liability or damage caused by the Member’s acts or omissions in connection with the business of the Company includes but is not limited to any reasonable attorneys’ fees incurred by the Member in connection with the defense of any action based on such acts or omissions, which attorneys’ fees may be paid as incurred.
ARTICLE V
Capital Contributions
     5.1 Capital Contributions. The Member has contributed $1.00 as a capital contribution to the Company.
     5.2 No Additional Capital Contributions. Under no circumstances will the Member be required, but it may elect, to make any contributions to the capital of the Company in excess of the capital contribution of the Member described in Section 5.1.
ARTICLE VI
Allocations and Distributions
     6.1 Allocations of Profits and Losses. All profits and losses will be allocated to the Member.
     6.2 Distributions. All distributions shall be made to the Member at such time and in such amounts as it determines.
ARTICLE VII
Transfer of Rights
     A member’s interest and rights in the Company may be transferred, pledged or assigned only with the express written consent of the Member.
ARTICLE VIII
Tax Status
     The Member hereby intends that the Company shall be treated as a disregarded entity for federal, state and local income tax purposes.
ARTICLE IX
Dissolution
     9.1 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:
a.	The written consent of the Member.

b.	The entry of a decree of judicial dissolution.

     9.2 Winding Up. Upon dissolution, the Member shall wind up the Company’s affairs pursuant to Section 1336 of the Act.
     9.3 Distribution of Assets. Upon the winding up of the Company, the assets of the Company, after paying or providing for Company liabilities, shall be distributed to the Member.
ARTICLE X
Miscellaneous
     10.1 Amendment. The Agreement and Articles may be amended at any time upon written consent of the Member.
     10.2 Governing Law. This Agreement shall be governed by the internal laws of the State of Louisiana without regard to the conflicts of law principles thereof.
[Signature page to follow]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first written above.

COMPANY:

CENTROPLEX CENTRE CONVENTION HOTEL, L.L.C.

By: CP BATON ROUGE CASINO, L.L.C.,
its sole member

By:	/s/ William J. Yung
William J. Yung, III, President

MEMBER:

CP BATON ROUGE CASINO, L.L.C.

By:	/s/ William J. Yung
William J. Yung, III, President